Exhibit 10.49

LOAN AGREEMENT [28139]

DATED AS OF DECEMBER 21, 2006

AMONG

HAWAIIAN AIRLINES, INC.,
As Borrower

C.I.T. LEASING CORPORATION,
as Administrative Agent and
as Original Lender,

C.I.T. LEASING CORPORATION,
as Security Agent

AND

THE LENDERS
FROM TIME TO TIME PARTY HERETO

i

Article IV Covenants	12

Section 4.1.Covenants of the Borrower	12
(a) Financial Statements and Other Information	12
(b) Existence; Conduct of Business	13
(c) Mergers and Consolidations	13
(d) Delivery of Post-Recording FAA Opinion and Post-Registration IR Opinion	15
(e) Compliance with the Security Agreement	15
(f) Notice of Default under PBH Agreement	15

Article V Increased Costs; General Indemnity	15

Section 5.1. Increased Costs	15
Section 5.2. Capital Adequacy	16
Section 5.3. Withholding of Taxes	17
(a) Payments to Be Free and Clear	17
(b) Grossing-up of Payments	17
(c) Evidence of Exemption from U.S. Withholding Tax	18
Section 5.4. (a) Other Taxes	20
(b) Contest of Tax Claims	20
(c) Non-Parties	22
Section 5.5. Indemnity	22

Article VI Conditions Precedent	24

Section 6.1. General Conditions	24

Article VII Events of Default	26

Section 7.1. Events of Default	26

Article VIII The Security Agent and the Administrative Agent	28

Section 8.1. Appointment and Authorization	28
Section 8.2. Delegation of Duties	28
Section 8.3. Exculpatory Provisions	29
Section 8.4. Reliance by Agents	29
Section 8.5. Notice of Events of Default	29
Section 8.6. Non-Reliance on Agents and Other Lenders; Lender Representations	29
Section 8.7. Agents and Affiliates	30
Section 8.8. Indemnification	30
Section 8.9. Successor Agents	30

ii

Schedule 1            Definitions

Exhibit A	Form of Security Agreement
Exhibit B	Form of Promissory Note
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of Opinion of Special Counsel to the Borrower for Closing
Exhibit E	Form of Opinion of Borrower’s In-House Legal Counsel for Closing
Exhibit F	Form of Transfer Supplement
Exhibit G	Form of Certificate of Non-Bank Status
Exhibit H	Form of FAA Counsel’s Opinion
Exhibit I	Form of Special Regulatory Counsel Opinion

iii

LOAN AGREEMENT [28139]

THIS LOAN AGREEMENT [28139], dated as of December 21, 2006 (as the same may be amended, modified or supplemented from time to time, this “Agreement”), is among HAWAIIAN AIRLINES, INC., a Delaware corporation, as borrower (the “Borrower”), C.I.T. LEASING CORPORATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as original lender (in such capacity, the “Original Lender”), C.I.T. LEASING CORPORATION, as the security agent (the “Security Agent”), and such other lenders as may from time to time be party hereto (together with the Original Lender, the “Lenders”).  Certain capitalized terms used herein are defined, and certain rules of construction are specified, in Schedule 1.

BACKGROUND

l.              The Lenders have agreed to make a loan to the Borrower to be secured by a Lien on a certain aircraft and related property owned by the Borrower.

2.             In connection with such loan, the parties hereto wish to enter into certain related understandings, as set forth herein.

The parties hereto agree as follows:

ARTICLE I

THE LOAN

Section 1.1.                                The Loan.

(a)           Commitments.  Subject to the terms and conditions of this Loan Agreement, on the Funding Date the Original Lender shall make a loan to the Borrower in the principal amount equal to the Commitment.  As evidence of the loan advanced by the Original Lender, on the Funding Date the Borrower shall issue and deliver to the Original Lender, as provided hereunder, a Note payable to the Original Lender in an original principal amount equal to the amount of its Commitment.  The Note shall be substantially in the form set forth in Exhibit B.

(b)           The Notes:  Amortization.  The Loan, as evidenced by each Note, shall mature on the Maturity Date, and the principal of the Loan, as evidenced by each Note, shall be payable in 84 consecutive monthly installments on the Payment Dates, each such installment to be in the amount set forth in Annex A to such Note opposite the Payment Date on which such installment is due.  Annex A to each Note shall be completed based on a mortgage style amortization based on the Interest Rate applicable on the Funding Date, and shall include a balloon payment on the Maturity Date in the amount of Seventeen Million Dollars ($17,000,000), which is forty point five percent (40.5%) of the original principal amount of the Loan.  Each payment of the principal amount, if any, and interest or other amounts due in respect of the Loan shall be applied, first, to the payment of any amounts due in respect of the Loan (other than principal and accrued interest on the Loan) to the date of such payment; second, to the payment of accrued interest on the Loan then due (including any interest on overdue principal amount, and to the extent permitted by law, interest and other amounts thereunder); and third, the balance, if any, remaining thereafter, to the payment of the principal amount of the Loan remaining unpaid (provided that the Loan shall not be subject to prepayment, except as provided in Sections 1.1(c), 1.1(d) and 1.5 hereof).

(c)           Optional Prepayment.

(i)           In General.  On any Business Day (a “Prepayment Date”), on not less than three (3) Business Days’ prior irrevocable written notice from the Borrower to the Administrative Agent, the Borrower may prepay all, of the outstanding principal amount of the Loan.  If the Borrower elects to prepay the Loan, the Borrower shall pay on the Prepayment Date to the Administrative Agent the outstanding principal amount of the Loan subject to prepayment together with all accrued and unpaid interest thereon, the Prepayment Fee (if applicable), and all other amounts then due and payable under the Transaction Documents.  For the avoidance of doubt if prepayment is made on or prior to the first anniversary of the Funding Date, the Prepayment Fee shall be payable together with such prepayment.

(ii)          Limited Optional Prepayment.  Notwithstanding anything to the contrary in Section 1.1(c)(i) above and without limiting the Borrower’s obligations under Sections 5.1, 5.2, 5.3, and 5.4 in the event that the Borrower receives notice from any Lender of any costs or other amounts that the Borrower is required to pay to such Lender pursuant to any of Sections 5.1, 5.2, 5.3 or 5.4, the Borrower and such Lender shall negotiate in good faith in order to arrive at a mutually acceptable alternative means of restructuring the Loan Amount held by such Lender in order to mitigate, minimize or eliminate such costs in the future.  In the event that the Borrower and such Lender are not able to agree, within thirty (30) days following the date of the notice to the Borrower of amounts due under any of Sections 5.1, 5.2, 5.3 or 5.4, as the case may be, on an alternative means of restructuring the Loan Amount held by such Lender, then the Borrower shall have the right, exercisable upon not less than three (3) Business Days’ prior notice to the applicable Lender (with a copy to the Administrative Agent), to prepay in full the Loan Amount held by such Lender, together with accrued interest thereon, and any amounts due to such Lender pursuant to Sections 5.1, 5.2, 5.3 or 5.4, as applicable.  Any prepayment by the Borrower pursuant to this Section 1.1(c)(ii) shall be made by the Borrower directly to the Administrative Agent for the benefit of the applicable Lender, and no prepayment by the Borrower pursuant to this Section 1.1(c)(ii) shall have any effect on the Borrower’s obligations with respect to the remaining outstanding balance of the Loan to any of the other Lenders hereunder.  For the avoidance of doubt such prepayment shall not be subject to any Prepayment Fee.

(d)           Mandatory Prepayment.  If an Event of Loss occurs with respect to the Airframe, the Borrower shall, on the date specified for payment with respect to such Event of Loss in Section 5.01 of the Security Agreement (the “Loss Payment Date”), prepay the outstanding principal amount of the Loan in full, together with accrued interest thereon to the date of such prepayment.  For the avoidance of doubt such prepayment shall not be subject to any Prepayment Fee.

(e)           Pro Rata Treatment.  Except to the extent otherwise provided herein (including, but not limited to, as otherwise specified in Section 1.1(c)(ii) above and Section 1.4 below):  (a) the borrowing of the Loan from the Lenders under Section 1.2 shall be made from the Lenders pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of the Loan shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them (as evidenced by the Notes held by them); and (c) each payment of interest on the Loan shall be made for account of the Lenders pro rata in accordance with the amounts of interest on the Loan then due and payable to the Lenders.

Section 1.2.                                Making the Loan.

(a)           The Loan shall be requested by the delivery of a Notice of Borrowing in the form of Exhibit C by the Borrower to the Administrative Agent not later than 4:00 p.m. (New York City time) at least one (1) Business Day prior to the Funding Date specified in such notice.  The Administrative Agent shall give to each Lender prompt notice thereof.  The Notice of Borrowing shall be irrevocable and binding on the Borrower.  The Notice of Borrowing shall be in writing specifying therein the (i) the aggregate amount of the Loan to be funded, (ii) the proposed Funding Date and (iii) payment instructions.  The Original Lender shall, before 10:00 a.m. (New York City time) on the scheduled Funding Date, make available for the account of its Lending Office to the Administrative Agent’s Account, in immediately available funds, the Commitment.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article VI as confirmed during a closing conference call pursuant to which the Administrative Agent or its counsel shall indicate such fulfillment, the Administrative Agent shall transfer such funds to the Borrower at such account (including an account of the Seller) as is specified in a written notice given by the Borrower to the Administrative Agent.

(b)           If for any reason a Closing is not consummated on the Funding Date set forth in the Notice of Borrowing, the Borrower may, by written notice to the Administrative Agent given by 5:00 p.m., New York City time on the scheduled Funding Date, designate a delayed Funding Date for such Closing on or prior to the Commitment Termination Date.

Section 1.3.           Commitment Termination.  The Aggregate Commitment and the Commitment of each Lender shall terminate on the earlier of (i) the making of the Loan pursuant to Section 1.2(a) above, or (ii) at 5:00 p.m. (New York time) on the Commitment Termination Date.

Section 1.4.           Substitute Lenders.  In the event the Borrower is required under the provisions of Sections 5.1, 5.2, 5.3 or 5.4 to make payments to any Lender, a notice has been given to the Borrower under Section 1.5(e) and the Borrower and a Lender are unable to agree on a Substitute Basis or an Affected Lender has given notice to the Borrower under Section 1.5(b) and the Borrower and the Affected Lender are unable to agree on a Substitute Basis, the Borrower may, so long as no Potential Default or Event of Default shall have occurred and be continuing, elect to terminate such Lender (or Affected Lender) as a party to this Agreement; provided that concurrently with such termination, (i) the Borrower shall pay or cause to be paid to that Lender (or Affected Lender) all principal, interest, and other Secured Obligations (including, without limitation, amounts, if any, owed under Sections 5.1, 5.2, 5.3 or 5.4), but excluding any Prepayment Fee, due to such Lender (or Affected Lender) through such date of termination, (ii) another financial institution reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or otherwise) and to assume all obligations of the Lender (or Affected Lender) to be terminated as of such date, and (iii) all documents necessary, in the reasonable judgment of the Administrative Agent, to evidence the substitution of such Lender shall have been received and approved by the Administrative Agent as of such date.

Section 1.5.           Special Provisions Governing the Loan.  Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to the Loans as to the matters covered:

(a)           As soon as practicable after 11:00 a.m. (London time) on each Interest Rate Determination Date, the Administrative Agent shall determine the interest rate that shall apply to the Loan and the Notes for the applicable Interest Period in accordance with Section 2.2 (which determination shall be prima facie evidence of such rate) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower, the Security Trustee and each Lender; provided that failure by the Borrower to pay interest on the Notes in the absence of such notice from the Administrative Agent shall not be deemed an Event of Default until two (2) Business Days after such notice is actually given.

(b)           In the event that on any date the making, maintaining or continuation by any Lender of its Percentage Share of the Loan as evidenced by its Note has become unlawful as a result of compliance by such Lender in good faith with any change that becomes effective after the date hereof in any law, treaty, governmental rule, regulation, guideline or order (whether or not having the force of law), then, and in any such event, such Lender shall be an “Affected Lender” and it shall promptly so notify (by facsimile or by telephone confirmed in writing) the Borrower, the Administrative Agent, and the Security Trustee.  Thereafter (i) the obligation of the Affected Lender to make its Percentage Share of the Loan as evidenced by its Note (if not yet funded) shall be suspended until such notice shall be withdrawn by the Affected Lender, (ii) the Affected Lender’s obligation to maintain its outstanding Loan Amount as evidenced by its Note (the “Affected Loan Amount”) shall be suspended with respect to the Affected Loan Amount until such notice shall be withdrawn by the Affected Lender, and (iii) the parties shall follow the procedures set forth in Section 1.5(d) with respect to the Affected Loan Amount so long as, if following such procedures, the maintaining continuation of such Affected Loan Amount or the balance of the Loan is not unlawful.  The Borrower may elect to terminate such Affected Lender as a party to this Agreement in compliance with Section 1.4.  Except as provided in the immediately preceding sentence, nothing in this Section 1.5(b) shall affect the obligation of any Lender other than an Affected Lender to make its Percentage Share of the Loan or maintain its Loan Amount as evidenced by its Notes in accordance with the terms of this Agreement.

(c)           The Borrower shall compensate each Lender, within ten (10) Business Days after written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, costs, expenses and liabilities sustained by such Lender in connection with the liquidation or re-employment of funds used by it to make or carry its Loan Amount (collectively, “LIBOR Breakage Costs”) (i) if for any reason (other than a default by that Lender) a borrowing of the Loan does not occur on a date specified therefor in a Notice of Borrowing as set forth in Section 1.2(b) and (ii) as a consequence of any default by the Borrower in the repayment of the Loan when required by the terms of this Agreement.

(d)           During the thirty (30) days following the date of any notice given to the Borrower pursuant to Section 1.5(b) or 1.5(e), each Affected Lender (or, in the case of Section 1.5(e), each Lender) and the Borrower shall negotiate in good faith in order to arrive at a mutually acceptable alternative basis for determining the interest rate from time to time applicable to the Affected Loan Amount (or, in the case of Section 1.5(e), the Loan) (the “Substitute Basis”), such interest rate to be based on an agreed cost-of-funds benchmark plus the Applicable Margin.  If within the thirty (30) days following the date of any such notice to the Borrower, any Affected Lender (or, in the case of Section 1.5(e), any Lender) and the Borrower shall agree upon a Substitute Basis, such Substitute Basis shall be retroactive to and effective from the first day of the applicable Interest Periods until and including the last day of such Interest Periods.  If after thirty (30) days from the date of such notice, any Affected Lender (or, in the case of Section 1.5(e), any Lender) and the Borrower shall have failed to agree upon a Substitute Basis, then each such Affected Lender (or, in the case of Section 1.5(e), each such Lender) shall certify in writing to the Borrower through the Administrative Agent (such certification to be conclusive and binding on all of the parties hereto absent manifest error) the interest rate at which such Affected Lender (or, in the case of Section 1.5(e), such Lender) is prepared to make or maintain the Affected Loan Amount (or, in the case of Section 1.5(e), its Loan Amount) for such Interest Periods, such interest rate to be retroactive to and effective from the first day of such Interest Periods.  If no Substitute Basis is established, upon receipt of notice of the interest rates at which an Affected Lender (or, in the case of Section 1.5(e), a Lender) is prepared to make or maintain its affected Loans, the Borrower shall have the right (i) exercisable upon five (5) Business Days’ prior notice to such Affected Lender (or such Lender) through the Administrative Agent (A) to continue to borrow the relevant Loan Amount at the interest rates so advised by such Affected Lender (or such Lender) (as such rates may be modified, from time to time, at the outset of each subsequent Interest Period) or (B) to prepay in full the affected Loan Amount of any such Affected Lender (or any such Lender), together with accrued interest thereon at the LIBOR Rate plus the Applicable Margin in effect for the most recent Interest Period and any LIBOR Breakage Costs, but excluding any Prepayment Fee, whereupon such affected Loan Amount shall become due and payable on the date specified by the Borrower in such notice or (ii) to substitute any such Affected Lender (or such Lender) pursuant to the provisions of, and subject to the conditions contained in, Section 1.4.

(e)           In the event that on any Interest Rate Determination Date, by reason of circumstances affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the interest rate applicable to the Loan on the basis provided for in the definition of LIBOR Rate, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrower and each Lender of such circumstance, whereupon the relevant provisions of Section 1.5(d) shall be applicable.

Section 1.6.                                Payments and Computations.

(a)           The Borrower shall make each payment hereunder and under the Notes not later than 3:00 p.m. (New York City time) on the day when due in Dollars to the Administrative Agent’s Account (or such other account or accounts as the Administrative Agent directs in writing) in immediately available funds, without set-off or counterclaim (except for any required withholding taxes not subject to indemnification hereunder).  Any amounts received after such time may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for the purpose of calculating interest thereon.  Unless funds have been paid directly by the Borrower to each Lender, the Administrative Agent will promptly thereafter but in no event later than 4:00 p.m. (New York City time) on the date such funds are received by the Administrative Agent from the Borrower cause to be distributed like funds to the Lenders for the account of their respective Lending Offices, in each case to be applied in accordance with the terms of this Agreement.  If the payment by the Borrower is received by the Administrative Agent after 3:00 p.m., New York time, at the place of payment, the Administrative Agent shall make payment promptly, but not later than 2:00 p.m. New York time on the next succeeding Business Day.  Upon its acceptance of any Transfer Supplement and recording of the information contained therein in the Register pursuant to Section 9.8(d), from and after the effective date specified in such Transfer Supplement, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder.

(b)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or other amounts as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of a Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day, and such reduction of time shall be given effect in the computation of the payment of interest hereunder.

Section 1.7.           Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loan owing to it in excess of its proportionate share of payments on account of the Secured Obligations, such Lender shall forthwith purchase from the other Lenders such participation in the applicable Secured Obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s proportionate share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 1.7 may, to the fullest extent permitted by law, exercise its rights of set-off with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 1.8.           Obligation of Lenders to Mitigate.  If an event or the existence of a condition occurs that would cause any Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 5.1, 5.2, 5.3 or 5.4, then, upon the request of the Borrower, such Lender will to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, fund or maintain the Commitment of such Lender or the Loan Amount of such Lender through another lending office of such Lender or (ii) take such other reasonable measures, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 5.1, 5.2, 5.3 or 5.4 would be reduced and if the making, funding or maintaining of such Commitment or Loan Amount through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitment or Loan Amount or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this Section 1.8 unless the Borrower agrees to pay all incremental expenses, if any, incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above; provided, further, that such Lender shall have no obligation to designate another lending office that does not maintain loans comparable to the Loan.  A certificate as to the amount of any such expenses (setting forth in reasonable detail the basis for requesting such amount and the calculation thereof) submitted by such Lender to the Borrower (with a copy to the Administrative Agent) shall be prima facie evidence of such expenses.

ARTICLE II

INTEREST

Section 2.1.           Rate of Interest.  Subject to Section 1.5 hereof, each Note shall bear interest on the unpaid principal amount thereof for each Interest Period from the date made through maturity (whether by acceleration or otherwise) at a rate equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin (the “Interest Rate”).  The applicable Interest Period for determining the rate of interest shall be established in accordance with Section 2.2.

Section 2.2.           Interest Periods.  The first Interest Period shall be the period commencing on the Funding Date, and shall end on, but shall exclude, the next Interest Payment Date, and thereafter each successive Interest Period shall commence on (and shall include) the last day of the next preceding Interest Period and shall end on (but shall exclude) the next succeeding Interest Payment Date, provided, however, that notwithstanding anything in this Agreement to the contrary, the final Interest Period shall end on the Maturity Date; provided, further, however, that if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, except that, notwithstanding anything to the contrary contained herein, if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day.

Section 2.3.           Interest Payments.  Accrued interest on the Loan and each Note shall be payable in arrears on the last day of each Interest Period; provided, that (i) interest accrued pursuant to Section 2.4 shall be payable on demand and (ii) in the event of any repayment or prepayment of the Loan and any Note (or any portion thereof), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

Section 2.4.           Default Rate.  Notwithstanding Section 2.1, the Borrower shall pay the Lenders and the Administrative Agent on demand interest on any principal, interest, fee or other amount not paid hereunder, under any Note or under any other Transaction Document when due at a rate per annum that is two percent (2%) per annum in excess of the LIBOR Rate for the relevant Interest Period plus the Applicable Margin (the “Default Rate”).

Section 2.5.           Computation of Interest.  Interest on the Notes shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such amount accrues.  In computing such amounts, the first day of the applicable period shall be included, and the last day of the applicable period shall be excluded; provided that if the Loan or a Note (or any portion thereof) is repaid on the same day on which it is made, one day’s interest shall be paid on that Note or the relevant portion thereof.

Section 2.6.           Maximum Rate.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan or any Note, together with all fees, charges and other amounts which are treated as interest on the Loan or such Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding the Loan or the relevant portion thereof in accordance with applicable law, the rate of interest payable in respect of the Loan or such Note or the relevant portion thereof hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Loan or such Note or the relevant portion thereof but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the LIBOR Rate to the date of repayment, shall have been received by such Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.           Representations and Warranties.  The Borrower represents and warrants to the Administrative Agent and each Lender as of the date of this Agreement that:

(a)           Organization; Powers.  The Borrower is duly incorporated, validly existing and in good standing under the laws of Delaware, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  The Borrower is “situated in a Contracting State” within the meaning and for the purposes of Article 3(1) of the Consolidated Text.

(b)           Authorization; Enforceability.  The execution and delivery of the Transaction Documents by the Borrower and the performance by the Borrower of its obligations thereunder are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action of Borrower and do not require any stockholder approval, or approval or consent of any trustee or holder of indebtedness or obligations of the Borrower except such as have been duly obtained.  This Agreement has been duly executed and delivered by the Borrower and the other Transaction Documents will be duly executed and delivered by the Borrower when required by this Agreement.  This Agreement constitutes, and each of the other Transaction Documents when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)           No Violation.  The execution and delivery by the Borrower of the Transaction Documents and the performance by the Borrower of its obligations thereunder do not and will not (i) violate any provision of the Certificate of Incorporation or By-Laws of the Borrower, (ii) violate any provision of foreign, federal, state or local law applicable to or binding on the Borrower or (iii) violate or constitute any default under, or result in the creation of any Lien (other than as permitted under the Security Agreement) upon the Aircraft, the Airframe or any Engine under, any indenture, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which the Borrower is party or by which the Borrower or any of its properties is bound, except for the lease of the Aircraft by the Seller to the Borrower which shall be terminated upon the Closing.

(d)           Governmental Approvals.  The execution and delivery by the Borrower of the Transaction Documents and the performance by the Borrower of its obligations thereunder do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, any Governmental Authority, other than (i) the filings, recordings, notices and other ministerial actions pursuant to any routine recording, and contractual or regulatory requirements applicable to it, each of which has been effected or obtained, and (ii) the filings described in Section 3.2(b).

(e)           Litigation.  Except as set forth in Holdings’ Annual Report on Form 10-K for 2005 (as amended through the Funding Date), or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Holdings with the SEC subsequent to such Form 10-K (in each case as amended through the Funding Date), no action, claim or proceeding is now pending or, to the Actual Knowledge of the Borrower, threatened against the Borrower before any court, governmental body, arbitration board, tribunal or administrative agency which, if determined adversely to the Borrower, would be expected to result in a Material Adverse Change.

(f)            Financial Condition.  The audited consolidated (from and after June 2, 2005) balance sheet of Holdings and the Borrower with respect to its most recent fiscal year included in its Annual Report on Form 10-K for 2005 (as amended through the Funding Date) filed by Holdings with the SEC, and the related consolidated (from and after June 2, 2005) statements of operations and cash flows for the year then ended have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries (including the Borrower) as of such date and the results of its operations and cash flows for such period.  The consolidated balance sheet of Holdings and the Borrower as of June 30, 2006 included in Holdings’ Quarterly Report on Form 10-Q for the period ended June 30, 2006, and the related consolidated statement of operations and cash flows for the three months then ended have been prepared in accordance with GAAP (subject to normal year-end adjustments) and fairly present in all material respects the financial condition of Holdings and its consolidated Subsidiaries (including the Borrower) as of such date and the results of its operations and cash flows for such period.

(g)           No Default.  No Event of Default or Potential Default has occurred and is continuing.

(h)           Investment and Holding Company Status.  The Borrower is not (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

(i)            Use of Proceeds.  No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of Regulations U or X of the Board of Governors of the Federal Reserve System.

(j)            Licenses, Permits, etc.  The Borrower is a U.S. Air Carrier and holds all licenses, permits and franchises from the appropriate Governmental Authorities necessary to authorize the Borrower to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not be expected to give rise to a Material Adverse Change.

(k)           Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any governmental or regulatory authority or agency applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(l)            Tax Returns.  The Borrower and its Subsidiaries have timely filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all Taxes that are material in amount shown to be due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, other than any such assessment that is being contested in good faith through appropriate proceedings and against which adequate reserves are being maintained and the nonpayment of which (individually or in the aggregate) could not reasonably be expected to cause a material impairment of the ability of the Borrower to perform, or the Administrative Agent, the Security Agent or the Lenders to enforce, the obligations of the Borrower under the Transaction Documents.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

(m)          Information.  Holdings’ Annual Report on Form 10-K for 2005 filed with the SEC and each of Holdings’ Quarterly Reports on Form 10-Q and Current Reports on Form 8-K subsequently filed by Holdings with the SEC, as of the date it was filed with the SEC (or, if such report has been amended, in each case as amended through the Funding Date), did not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(n)           ERISA.     All the qualified retirement plans of the Borrower and its Affiliates are in compliance with the minimum funding requirements of ERISA and the Internal Revenue Code.

Section 3.2.           The Aircraft.  The Borrower represents and warrants to the Administrative Agent and each Lender, as of the Funding Date and on and after giving effect to the Closing (in the case of Section 3.2(a)), that:

(a)           Good Title.  The Borrower has good title to the Aircraft free and clear of Liens other than Permitted Liens.

(b)           Filings.  Except for (i) the registration of the Aircraft in the name of the Borrower with the FAA pursuant to the Federal Aviation Act, (ii) the filing with the FAA pursuant to the FAA Regulations of an AC Form 8050-135 with respect to the sale under the Warranty Bill of Sale and the international interests (or prospective international interests) under the Cape Town Convention in the Airframe and the procurement of an authorization code in respect thereof, (iii) the filing for recording (and the recording) pursuant to the Federal Aviation Act of the FAA Bill of Sale and the Security Agreement covering the Aircraft, (iv) the registration with the International Registry of the sale under the Warranty Bill of Sale and the international interests (or prospective international interests) in the Airframe and Engines created by the Transaction Documents and (v) the filing of financing statements (and continuation statements at periodic intervals) with respect to the security interests created by the Transaction Documents with the Secretary of State of Delaware, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the Uniform Commercial Code of any applicable jurisdiction), is necessary in order to establish and perfect the first priority Lien on the Aircraft in favor of the Security Agent pursuant to the Security Agreement in any applicable jurisdiction in the United States.

(c)           No Event of Loss.  No Event of Loss has occurred with respect to the Aircraft or any Engine, and no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to the Aircraft or any Engine.

(d)           Section 1110.  The Security Agent is entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the Aircraft as provided in the Security Agreement in the event of a case under Chapter 11 of the Bankruptcy Code in which Borrower is a debtor.

(e)           Condition.  The Aircraft has been duly certified by the FAA as to type and airworthiness, has been insured by the Borrower in accordance with the terms of the Security Agreement, and is in the condition and state of repair required under the terms of the Security Agreement.

Section 3.3            Representations and Warranties of the Lenders.  Each Lender represents and warrants as of the date hereof that:

(a)           it has not sold, transferred, or assigned all of any part of its rights and obligations under this Agreement and the Loan to any Person except as provided in Section 9.8 hereof; and

(b)           no part of the funds used by it to acquire its Notes constitute the assets of any Plan.  As used herein, “Plan” means an “employee benefit plan (as such term is defined in Section 3(3) of ERISA) or any “plan” (as such term is defined in Section 4975(e)(1) of the Code) which has been established or maintained or contributed to by such Lender or an Affiliate that, together with such Lender, is treated as a single employer under Section 414(b), (c) or (m) of the Code; and

ARTICLE IV

COVENANTS

Section 4.1.           Covenants of the Borrower.  The Borrower shall comply with the following covenants and agreements, unless the Required Lenders shall otherwise consent:

(a)           Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(i)            within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a copy of the Form 10-K (excluding exhibits) filed by Holdings with the SEC for such fiscal year (or in lieu of such copy an e-mail notice that such report has been filed with the SEC and providing a web site address at which such report may be accessed, provided that such e-mail notice will satisfy this requirement only if such report is in fact accessible at such web site address), or, if no such Form 10-K was so filed, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Holdings’ independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the consolidated financial condition and results of operations of Holdings and its Subsidiaries (including the Borrower) on a consolidated basis in accordance with GAAP;

(ii)           within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Form 10-Q (excluding exhibits) filed by Holdings with the SEC for such quarterly period (or in lieu of such copy an e-mail notice that such report has been filed with the SEC and providing a web site address at which such report may be accessed, provided that such e-mail notice will satisfy this requirement only if such report is in fact accessible at such web site address), or if no such Form 10-Q was so filed, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such fiscal quarter (in the case of the statement of operations) and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, prepared in accordance with GAAP, subject to normal year-end audit adjustments; and

(iii)        promptly following any request therefor, such other nonconfidential information regarding the Aircraft, the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Transaction Documents, as the Administrative Agent may reasonably request.

(b)        Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to:

(i)          do or cause to be done all things necessary to preserve and maintain its legal existence; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 4.1(c); provided further that this Section 4.1(b)(i) shall apply to the Subsidiaries of Borrower, if any, only to the extent that the dissolution, termination or other loss of legal existence of such Subsidiaries would reasonably be expected to (either individually or in the aggregate) cause a material impairment of the ability of the Borrower to perform, or the Security Agent, the Administrative Agent or the Lenders to enforce, the obligations of the Borrower under the Transaction Documents.

(ii)         comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements would reasonably be expected to (either individually or in the aggregate) cause a material impairment of the ability of the Borrower to perform, or the Security Agent, the Administrative Agent or the Lenders to enforce, the obligations of the Borrower under the Transaction Documents;

(iii)        pay and discharge all Taxes imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such Taxes the payment of which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained, and the nonpayment of which (either individually or in the aggregate) could reasonably be expected to cause a material impairment of the ability of the Borrower to perform, or the Security Agent, the Administrative Agent or the Lenders to enforce, the obligations of the Borrower under the Transaction Documents; and

(iv)       permit representatives of any Lender, during normal business hours and on reasonable notice, to discuss its business and affairs and that of its Subsidiaries with the Borrower’s officers, all to the extent reasonably requested by such Lender.

(c)         Mergers and Consolidations.  The Borrower will not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets as an entirety to any Person unless:

(x)        if the Borrower is not the surviving Person,

(i)          the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of the Borrower as an entirety shall be a U.S. Air Carrier;

(ii)         the Person formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance, transfer or lease substantially all of the assets of the Borrower as an entirety shall execute and deliver to the Security Agent a duly authorized, valid, binding and enforceable agreement, in form and substance reasonably satisfactory to the Security Agent, the Administrative Agent and the Lenders, containing an assumption by such Person of the due and punctual performance and observance of each covenant and condition of the Transaction Documents to be performed or observed by the Borrower;

(iii)        immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing;

(iv)       all filings and registrations shall have been made as shall be necessary to preserve the perfection of the Lien of the Security Agreement on the Aircraft on a first priority and perfected basis (subject to Permitted Liens); and

(v)        promptly after the consummation of such transaction, the Borrower shall deliver to the Security Agent a certificate of the Secretary or an Assistant Secretary of Borrower certifying as to Borrower’s compliance with the conditions of this Section 4.1(c) and an opinion of Borrower’s Legal Department or its outside counsel as to Borrower’s compliance with Sections 4.1(c)(i), 4.l(c)(ii) and 4.1(c)(iv, and

(y)        if the Borrower is the surviving Person, immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing..

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Borrower as an entirety in accordance with this Section 4.1(c), the Person formed by such consolidation or into which the Borrower is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Transaction Documents with the same effect as if such Person had been named as the Borrower herein.  No such conveyance, transfer or lease of all or substantially all of the assets of the Borrower as an entirety shall have the effect of releasing the Borrower or any Person which shall theretofore have become such in the manner prescribed in this Section 4.1(c) from the Borrower’s liability in respect of any Transaction Document to which it is a party.

(d)           Delivery of Post-Recording FAA Opinion and Post-Registration IR Opinion.  Promptly upon the recording of the FAA Bill of Sale and the Security Agreement covering the Aircraft pursuant to the Federal Aviation Act and the registration with the International Registry of the international interests in the Airframe and Engines created by the Security Agreement, the Borrower will cause special FAA counsel in Oklahoma City, Oklahoma, to deliver to the Security Agent, the Administrative Agent and each Lender and the Borrower an opinion as to the due and valid registration of the Aircraft by the FAA in the name of the Borrower, the due recording of the Security Agreement and the lack of filing of any intervening documents with respect to the Aircraft at the FAA, and the valid registration of the international interests in the Airframe and Engines created by the Security Agreement with the International Registry.

(e)           Compliance with the Security Agreement.  The Borrower will comply with the terms and provisions of the Security Agreement.

(f)            Notice of Default under PBH Agreement.  The Borrower agrees to use its best efforts to provide notice to the Administrative Agent of an event of default under and as defined in the PBH Agreement promptly after receiving Actual Knowledge thereof.

ARTICLE V

INCREASED COSTS; GENERAL INDEMNITY

Section 5.1.           Increased Costs.  The Borrower shall pay to each Lender (through the Administrative Agent) from time to time, within ten (10) Business Days after demand therefor, such additional amount or amounts as may be necessary to compensate such Lender on a net After-Tax Basis for any increased costs incurred by such Lender which are attributable to its making or maintaining its Percentage Share or its Ratable Share of the Loan hereunder, or any reduction in any amount receivable by such Lender under this Agreement in respect of the Loan (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date hereof in U.S. federal, state, municipal, or foreign or supranational laws or regulations (including Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the date hereof of any interpretations, directives, or requirements applying to a class of banks including such Lender under any U.S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court, central bank or monetary authority charged with the interpretation or administration thereof (a “Regulatory Change”), which imposes or modifies any reserve, special deposit, compulsory loan or similar requirements relating to any extensions of credit or other assets of, or any deposits with other liabilities of, such Lender (including its Percentage Share or its Ratable Share of the Loan or any deposits referred to in the definition of LIBOR Rate or related definitions) which is not otherwise included in the determination of the applicable interest rate hereunder.

Each Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 5.1 as promptly as practicable, but in any event within sixty (60) days, after such Lender obtains Actual Knowledge thereof; provided, however, that such Lender shall be entitled to payment under this Section 5.1 only for costs incurred from and after the date sixty (60) days prior to the date that such Lender makes demand therefor; provided, further that no compensation shall be payable by the Borrower to any Lender pursuant to this Section 5.1 unless such Lender certifies to the

Borrower that (x) such Lender is assessing to its other borrowers (of loans similar to the Loans) comparable allocable costs, and (y) such Lender believes that such costs are generally applicable to lenders similarly situated to and in the same jurisdiction as such Lender.  Such notice shall describe in reasonable detail the calculation of the amounts owed under this Section.  Determinations by a Lender for purposes of this Section 5.1 of the effect of any Regulatory Change on its costs of making or maintaining its Percentage Share or its Ratable Share of the Loan or on amounts receivable by it in respect of the Loan, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be prima facie evidence of the amount owed under this Section 5.1.

Any assignee of a Lender that is not an initial Lender party to this Loan Agreement shall not be entitled to any greater compensation under this Section 5.1 by reference to the laws and regulations in effect as of the date the transfer or sale than that which would have been payable to the transferor Lender as of the date of the transfer or sale of the Note to such transferee Lender; provided, however, that, if subsequent to the date of transfer or sale of the Note there occurs a Regulatory Change, such transferee Lender shall be entitled to compensation under this Section 5.1 as a result of such Regulatory Change.

Section 5.2.           Capital Adequacy.  If (1) the adoption, after the date of this Loan Agreement, of any applicable governmental law, rule or regulation regarding capital adequacy, (2) any change, after the date of this Loan Agreement, in the interpretation or administration of any such law, rule or regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or (3) compliance by a Lender or any corporation or bank controlling a Lender with any applicable guideline or request of general applicability, issued after the date of this Loan Agreement, by any central bank or other Governmental Authority (whether or not having the force of law) that constitutes a change of the nature described in clause (2) (“Capital Adequacy Change”), has the effect of (x) requiring an increase in the amount of capital required to be maintained by a Lender or any corporation or bank controlling a Lender or (y) reducing the rate of return on assets or capital of such Lender (or such corporation or bank) and such adoption, change or compliance, as the case may be, relates to a category of claims or assets that includes such Lender’s Loan Amount, the Borrower shall pay to such Lender from time to time such additional amount or amounts as are necessary to compensate such Lender for such portion of such increase or reduction as shall be reasonably allocable to such Lender’s Loan Amount; provided, that no such amounts shall be payable by the Borrower to any Lender pursuant to this Section 5.2 unless such Lender certifies to the Borrower that (A) such Lender is assessing to its other borrowers (of loans similar to the Loan) comparable allocable costs, and (B) such Lender believes that such costs are generally applicable to lenders similarly situated to and in the same jurisdiction as such Lender.  For the avoidance of doubt, the matters set forth in the Consultative Document titled “The New Basel Capital Accord” issued by the Basel Committee on Banking Supervision in April 2003 will not be treated, for purposes of determining whether any Lender is entitled to compensation under this Section 5.2, as having been enacted or having come into effect before the date of this Loan Agreement.

Each Lender will notify the Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 5.2 as promptly as practicable but in any event within sixty (60) days, after such Lender obtains Actual Knowledge thereof; provided, however, such Lender shall be entitled to payment under this

Section 5.2 only for costs incurred from and after the date sixty (60) days prior to the date that such Lender makes demand therefor.  Such notice shall describe in reasonable detail the calculation of the amounts owed under this Section.  Determinations by a Lender for purposes of this Section 5.2 of the effect of any increase in the amount of capital required to be maintained by the bank and of the amount allocable to such Lender’s obligations to the Borrower hereunder shall be prima facie evidence of the amounts owed under this Section.

Any assignee of a Lender that is not the initial Lender party to this Loan Agreement shall not be entitled to any greater compensation under this Section 5.2 by reference to the laws, rules and regulations regarding capital adequacy in effect as of the date of the transfer or sale than that which would have been payable to the transferor Lender as of the date of the transfer or sale of the Note to such transferee Lender; provided, however, that, if subsequent to the date of transfer or sale of the Note there occurs a Capital Adequacy Change, such transferee Lender shall be entitled to compensation under this Section 5.2 as a result of such Capital Adequacy Change.

Section 5.3.                                Withholding of Taxes.

(a)            Payments to Be Free and Clear.  All sums payable by the Borrower (or by any other Person on account of any obligation of the Borrower) under this Agreement and the other Transaction Documents to or for the benefit of any Lender, the Administrative Agent, the Security Agent or any other Indemnitee shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b)            Grossing-up of Payments.  If the Borrower or any other Person is required by law to make any deduction or withholding on account of any Tax from any sum paid or payable by the Borrower (or by any other Person on account of any obligation of the Borrower) under any of the Transaction Documents to or for the benefit of any Lender, the Administrative Agent, the Security Agent or any other Indemnitee:

(i)             the Borrower shall pay such Tax before the date on which any interest, addition to Tax or penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent, the Security Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent, the Security Agent or such Lender;

(ii)            in the case of any Tax other than an Excluded Tax, the sum payable by the Borrower (or by any other Person on account of any obligation of the Borrower under the Transaction Documents) in respect of which the relevant deduction, withholding or payment is required shall be increased or supplemented by the Borrower to the extent necessary to ensure that, after the making of that deduction or withholding, the Administrative Agent, the Security Agent, such Lender or such other Indemnitee, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(iii)          as promptly as practicable (and in any event within sixty (60) days) after the payment of the sum from which such deduction or withholding is required by law, the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority.

Any additional amount payable in respect of Taxes pursuant to clause (ii) above shall be paid on an After-Tax Basis.

(c)           Evidence of Exemption from U.S. Withholding Tax.

(i)            Each Lender that is organized under the laws of a jurisdiction other than the United States or any state or other political subdivision thereof shall, to the extent it is entitled to do so, deliver to the Administrative Agent for transmission to the Borrower, on or prior to the date of the Closing (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Transfer Supplement pursuant to which it becomes a Lender (in the case of each other Lender), (x) two copies of Internal Revenue Service Form W-8BEN or W-8ECI (or applicable successor forms), completed and executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is entitled to an exemption or reduction in the amount of United States federal income tax required to be deducted or withheld from any payments to such Lender of interest, fees or other amounts payable under any of the Transaction Documents or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN claiming exemption under a treaty or W-8ECI, pursuant to clause (x) above, a Certificate re Non-Bank Status together with two copies of Internal Revenue Service Form W-8BEN (or applicable successor form), completed and executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is entitled to an exemption from, or reduction in the amount of, United States federal income tax required to be withheld from payments to such Lender of interest payable under any of the Transaction Documents.

Each Lender that is organized under the laws of the United States or any state or other political subdivision thereof shall deliver to the Administrative Agent for transmission to the Borrower, at or prior to the Closing (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Transfer Supplement pursuant to which it becomes a Lender (in the case of each other Lender), two copies of Internal Revenue Service Form W-9 (or applicable successor form) completed and executed by such Lender.

(ii)           Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to Section 5.3(c)(i) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, if reasonably requested in good faith by the Borrower, to the extent such Lender is entitled to do so, to deliver to the Administrative Agent for transmission to the Borrower two new copies of Internal Revenue Service Form W-8BEN or W-8ECI or W-9, or a Certificate re Non-Bank Status and two new copies of Internal Revenue Service Form W-8BEN, as the case may be, completed and executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is entitled to an exemption from, or reduction in the amount of, United States federal income tax required to be withheld from payments to such Lender under the Transaction Documents or (y) notify the Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence in which case such Lender shall not be required to deliver any such form or certificate pursuant to this Section 5.3(c).

(iii)          The Borrower shall not be required to pay any additional amount to any Lender under clause (ii) of Section 5.3(b) if such Lender shall have failed to satisfy the requirements of clause (i) or (ii)(x) of this Section 5.3(c); provided that if such Lender shall have satisfied the requirements of Section 5.3(c)(i) at or prior to the Closing (in the case of each Lender listed on the signature pages hereof) or on the date of the Transfer Supplement pursuant to which it became a Lender (in the case of each other Lender), nothing in this Section 5.3(c)(iii) shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 5.3(b) in the event that, as a result of any written change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof by a Governmental Authority, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in Section 5.3(c)(i) or (ii).

(iv)          If the Borrower pays any additional amount under this Section 5.3 to a Lender and such Lender determines in its sole discretion (exercised in good faith) that it has actually realized in connection therewith a net cash benefit (including a net cash benefit which the relevant taxing authority applies to satisfy any liability of such Lender for Excluded Taxes) due to any refund or any reduction of, or credit against, its liabilities for Excluded Taxes in any taxable year, provided no Event of Default (or an event described in Section 7.1(b) or (f) which, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, such Lender shall, to the extent it can do so without prejudice to the retention of such benefit, pay to the Borrower an amount that the Lender shall, in its sole discretion, determine (subject to confirmation as provided below) is equal to such net cash benefit which was obtained by the Lender in such year as a consequence of such refund, reduction or credit realized in connection with the payment of such additional amount.  A Lender shall, upon written request from the Borrower, provide to the Borrower a letter from independent accountants selected by the Lender and reasonably acceptable to the Borrower confirming the accuracy of the Lender’s calculations of any amount due pursuant to the next-to-last sentence of Section 5.3(b), or the amount of any net benefit determined by Lender pursuant to the preceding sentence, provided that the interpretation of this Agreement or any other Transaction Document shall not be within the scope of the accountants’ confirmation.  Nothing contained in this Section 5.3(c)(iv) shall be construed as requiring any Lender to conduct its business or arrange or alter in any respect its tax or financial affairs so that it is entitled to receive a refund, reduction or credit or shall require any Lender to provide to the Borrower or its agents copies of any tax returns or other information with respect to the Lender’s income, assets or operations. The Borrower shall reimburse each Lender for all costs and expenses incurred by such Lender in obtaining such accountants’ letter, provided that the accountants’ letter confirms, in all material respects, such Lender’s determination.

(v)           The Borrower shall have no obligation to pay to any Lender any additional amount under Section 5.3(b)(ii) or to indemnify any Lender under Section 5.4 for any United States federal income tax or withholding tax which was required by law to be deducted or withheld by the Borrower or the Administrative Agent from any prior payment to or for the benefit of such Lender pursuant to the Transaction Documents but which was not deducted or withheld due to the Borrower’s or the Administrative Agent’s reasonable reliance on an Internal Revenue Service Form W-8BEN or W-8ECI or W-9 (or applicable successor form) theretofore delivered by such Lender pursuant to Section 5.3(c)(i) or (ii) if such form was inaccurate in any material respect when delivered by such Lender and such Lender had actual knowledge of such inaccuracy at the time such Lender delivered such form.

Section 5.4.           (a)  Other Taxes.  In addition to the amounts described elsewhere in this Article V, the Borrower shall pay, and indemnify and hold harmless on a net After-Tax Basis, each Lender, the Security Agent and the Administrative Agent from and against all Other Taxes (other than (i) Taxes imposed by deduction or withholding from amounts payable by the Borrower to the Security Agent, the Administrative Agent or Lender, (ii) Excluded Taxes and (iii) Taxes imposed on or with respect to a transfer (including a participation) of any interest in a Loan unless such transfer is in connection with an Event of Default or at the Borrower’s request).

(b)          Contest of Tax Claims.  If a Lender, the Security Agent or the Administrative Agent (each a “Tax Indemnitee”) receives a written claim from any taxing authority for any Tax for which the Borrower is liable pursuant to Section 5.3 or 5.4 (a “Tax Claim”), such Tax Indemnitee shall promptly notify the Borrower in writing.  If requested by the Borrower in writing within thirty (30) days after receipt of such Tax Indemnitee’s written notice (provided that if a response to such Tax Claim is due less than forty (40) days after the Borrower’s receipt of such Tax Indemnitee’s notice, the Borrower’s request must be made within fifteen (15) days or, if longer, the period ending not later than the tenth (10th) day before the day on which the response to such Tax Claim is due), such Tax Indemnitee shall in good faith contest or, at such Tax Indemnitee’s election, permit the Borrower to contest (unless such contest involves Excluded Taxes or, in such Tax Indemnitee’s reasonable, good faith judgment, permitting the Borrower to contest may have an adverse effect on such Tax Indemnitee), in each case in accordance with and to the extent permitted by applicable law and at the Borrower’s expense, such Tax Claim, provided that no Tax Indemnitee shall have any obligation to commence or continue the contest of any such Tax Claim unless the following conditions are satisfied at the time the contest is to be commenced and at all times during the contest:

(i)            no Event of Default (or event described in Section 7.1(b) or (f) which, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing,

(ii)           contesting such Tax Claim would not result in (A) any risk of sale, forfeiture, confiscation, seizure or loss of, or the imposition of a Lien (other than a Lien for the Tax that is the subject of such contest, provided that enforcement of such Lien is stayed until the final determination of such contest and the Borrower maintains adequate reserves with respect to such Lien) on, the Aircraft or any part thereof or (B) any risk of imposition of criminal liability,

(iii)          the aggregate amount of the Taxes that are to be contested exceeds Twenty-Five Thousand Dollars ($25,000),

(iv)          such Tax Indemnitee shall have received a written confirmation of the Borrower that the Taxes that are the subject of such Tax Claim are Taxes for which the Borrower is liable pursuant to Section 5.3 or 5.4, provided that the Borrower shall not be bound by such confirmation to the extent that the final determination of the contest demonstrates that the Taxes that are the subject of such Tax Claim are Excluded Taxes,

(v)           the Borrower, upon the written request of such Tax Indemnitee, shall have provided such Tax Indemnitee, at the expense of the Borrower, with an opinion of counsel selected by the Borrower and reasonably acceptable to such Tax Indemnitee to the effect that there is a substantial basis in law and fact to contest such Tax Claim and a realistic expectation that a contest of such Tax Claim would be successful,

(vi)          if such Tax Indemnitee decides to contest such Tax Claim by paying the Taxes that are the subject of such Tax Claim and taking action to obtain a refund thereof, the Borrower shall have made an interest-free advance to such Tax Indemnitee in an amount equal to the amount of those Taxes and shall indemnify such Tax Indemnitee and its Affiliates on an After-Tax Basis for any adverse Tax consequences (taking into account all relevant Tax benefits and Tax detriments) to such Tax Indemnitee or any of its Affiliates resulting from such interest-free advance, and

(vii)         the Borrower shall be paying, on demand and on an After-Tax Basis, all costs and expenses incurred by such Tax Indemnitee, the Security Agent, the Administrative Agent or any Lender in connection with the conduct of such contest (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements).

(c)           Non-Parties.  If a Tax Indemnitee is not a party to this Agreement, the Borrower may require such Tax Indemnitee to agree in writing to the terms of Sections 5.3 and 5.4 prior to making any payment to such Tax Indemnitee under Section 5.3 or 5.4.

Section 5.5.           Indemnity.  (a)  Indemnity Obligation.  The Borrower agrees to indemnify and hold harmless each Lender, the Security Agent, the Administrative Agent, and their respective successors, assigns, directors, officers, employees and agents (hereinafter in this Section 5.5 referred to individually as an “Indemnitee,” and collectively as “Indemnitees”) on an After-Tax Basis against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments and any and all costs and expenses (including reasonable attorneys’ fees, disbursements and other charges) (for the purposes of this Section 5.5 the foregoing are collectively called “Losses”) of whatsoever kind and nature imposed on, asserted against or incurred or suffered by any of the Indemnitees arising out of or by reason of any actual or threatened investigation, litigation, or other similar proceedings relating to the Security Agreement or the exercise or enforcement by the Security Agent of any of the terms, rights, or remedies thereunder, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, possession, operation, condition, sale, return or other disposition, or use of the Estate (including latent or other defects, whether or not discoverable), the violation of the Laws of any country, state or other governmental authority with respect to or arising otherwise in connection with the Estate, or any tort (including claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage) with respect to or arising otherwise in connection with the Estate (but excluding any such Losses to the extent incurred by reason of (i) the gross negligence or willful misconduct of such Indemnitee or any related Indemnitee (as defined below), (ii) Taxes, reserve requirements or similar regulatory requirements imposed by banking authorities except as otherwise provided in Sections 5.1, 5.2, 5.3 and 5.4 hereof, (iii) breaches by such Indemnitee or any related Indemnitee of any Transaction Document to which it is a party, (iv) any representation or warranty made by such Indemnitee or any related Indemnitee being false in any material respect when made or deemed made, or (v) to the extent attributable to the failure of the Security Agent or the Administrative Agent to distribute funds received and distributable by it in accordance any such Transaction Documents).  For purposes of subclauses (i), (iii) and (iv) above, an Indemnitee shall be considered a “related” Indemnitee with respect to another Indemnitee if such Indemnitee is an Affiliate or employer of such other Indemnitee or a director, officer, employee or agent of such other Indemnitee, or a successor or assignee of such other Indemnitee.

(b)          Indemnification Procedures.

(i)            Notice.  In case any action, suit or proceeding shall be brought against any Indemnitee for which such Indemnitee will seek indemnification under Section 5.5(a), such Indemnitee shall notify the Borrower within sixty (60) days of the commencement thereof and the Borrower (or its insurer(s)) may, subject to the provisions of this Section 5.5, at its expense, participate in and to the extent that it shall wish (subject to the provisions of the following subsections), assume and control the defense thereof and, subject to Section 5.5(b)(iii), settle or compromise the same.  Notwithstanding the foregoing, the failure of any Indemnitee to notify the Borrower as provided in this Section 5.5(b)(i) shall not release the Borrower from any of its obligations to indemnify such Indemnitee hereunder, except to the extent that such failure results in any additional Losses to the Borrower (in which event the Borrower shall not be responsible for such additional Losses) or materially impairs the Borrower’s ability to contest such claim.

(ii)           Control.  The Borrower or its insurer(s) shall have the right, at its or their expense, to investigate and, if the Borrower or its insurer(s) shall agree not to dispute liability to the Indemnitee giving notice of such action, suit or proceeding under Section 5.5(a) or under any insurance policies pursuant to which coverage is sought, control the defense of any action, suit or proceeding relating to any Losses for which indemnification is sought pursuant to this Section 5.5, and each Indemnitee shall cooperate with the Borrower or its insurer(s) with respect thereto; provided, that the Borrower shall not be entitled to control the defense of any such action, suit, proceeding or compromise any such Losses during the continuance of any Event of Default and so long as no such cooperation shall entail a material risk of (A) criminal liability of such Indemnitee, (B) unindemnified civil liability of such Indemnitee or (C) the sale, loss, forfeiture or seizure of any part of the Estate.  In connection with any such action, suit or proceeding being controlled by the Borrower, such Indemnitee shall have the right to participate therein, at its sole cost and expense.

(iii)          Settlement.  In no event shall any Indemnitee enter into a settlement or other compromise with respect to any Losses without the prior written consent of the Borrower, unless such Indemnitee waives its right to be indemnified with respect to such Losses under this Section 5.5.

(iv)          Cooperation.  Each Indemnitee agrees to cooperate with the Borrower and its insurers in the exercise of their rights to investigate, defend or compromise Losses for which indemnification may be claimed hereunder.

(v)           Nonparties.  If an Indemnitee is not a party to this Agreement, the Borrower may require such Indemnitee to agree in writing to the terms of this Section 5.5 prior to making any payment to such Indemnitee under this Section 5.5.

(vi)          No Requirement.  Nothing contained in this Section 5.5(b) shall be deemed to require an Indemnitee to assume responsibility for or control of any judicial proceeding with respect to any Losses.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.           General Conditions.  The obligation of the Original Lender to make the Loan is subject to the conditions that on or prior to the Funding Date (unless otherwise indicated):

(a)           The Borrower shall have delivered to the Administrative Agent (with a copy for each Original Lender) the following:

(i)            an executed counterpart of this Agreement;

(ii)           an executed counterpart of the Security Agreement;

(iii)          a Note (duly executed by the Borrower) in an original principal amount equal to the Original Lender’s Commitment shall have been issued to the Original Lender;

(iv)          the broker’s report and insurance certificate required by Annex B of the Security Agreement;

(v)           copies of the FAA Bill of Sale, Warranty Bill of Sale and FAA Application for Registration;

(vi)          a copy of the fully executed purchase agreement respecting the Aircraft between the Borrower and the Seller showing the amount of the purchase price paid by the Borrower;

(vii)         an opinion of Dow Lohnes PLLC, special regulatory counsel to the Borrower, substantially in the form of Exhibit I.

(viii)        an opinion of Orrick, Herrington & Sutcliffe LLP, special counsel to the Borrower, substantially in the form of Exhibit D to this Agreement;

(ix)           an opinion of the Borrower’s in-house counsel, substantially in the form of Exhibit E to this Agreement;

(x)            an opinion of FAA Counsel, substantially in the form of Exhibit H to this Agreement;

(xi)           (1) a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (i) the resolutions of the Borrower’s board of directors or executive committee of such board approving the transactions contemplated by this Agreement, (ii) the name and signature of each officer who executes a Transaction Document on the Borrower’s behalf (on which certificate the Administrative Agent, the Security Agent and each Lender may conclusively rely until a revised certificate is received), (iii) the Borrower’s certificate of incorporation and (iv) a copy of the Borrower’s By-Laws and (2) a good standing certificate of the Borrower from the Secretary of State of the State of Delaware.

(xii)          an Officer’s Certificate of the Borrower, dated as of the Funding Date, stating that its representations and warranties set forth in Sections 3.1 and 3.2 of this Agreement are true and correct as of the Funding Date (or, to the extent that any such representation and warranty expressly relates to an earlier date, true and correct as of such earlier date); and

(xiii)         within ninety (90) days of the Closing, the Borrower shall use its reasonable best efforts to procure that the PBH Agreement Assignment shall have been executed and delivered in favor of the Security Agent.

(b)           The Borrower shall have paid to the Original Lender an upfront fee equal to the 25 basis points of the Loan.

(c)           On the Funding Date, after giving effect to the filing of the FAA Filed Documents, the Registrations and the Financing Statements, the Security Agent shall have received a duly perfected first priority security interest in all of the Borrower’s right, title and interest in the Aircraft, subject only to Inchoate Liens, and a first priority international interest in the Aircraft and each Engine.

(d)           No change shall have occurred after the date of this Agreement in any applicable law that makes it a violation of law for (a) the Borrower, the Security Agent, the Administrative Agent or any Lender to execute, deliver and perform the Transaction Documents to which any of them is a party or (b) any Lender to make the Loans with respect to the Aircraft.

(e)           On the Funding Date, no event shall have occurred and be continuing, or would result from the transactions contemplated hereby, which constitutes an Event of Default or a Potential Default.

(f)            No Event of Loss (as defined in the Security Agreement) with respect to the Airframe or any Engine shall have occurred and no circumstance, condition, act or event that, with the giving of notice or lapse of time or both, would give rise to or constitute an Event of Loss with respect to the Aircraft or any Engine shall have occurred.

(g)           The Borrower shall have good title to the Aircraft, free and clear of all Liens, except Permitted Liens.

(h)           The Security Trustee shall be entitled to the benefits of Section 1110 of the Bankruptcy Code with respect to the Aircraft as provided in the Security Agreement in the event of a case under Chapter 11 of the Bankruptcy Code in which the Borrower is a debtor.

(i)            On the Funding Date (i) the FAA Filed Documents with respect to the Estate shall have been duly filed for recordation (or shall be in the process of being so duly filed for recordation) with the FAA in accordance with the Act, (ii) the registrations of a prospective international interest relating to the Security Agreement as to the Airframe and Engines (with no stated lapse date) (the “Registrations”) will have been made and consented to with the International Registry between Borrower and Security Agent, in favor of Security Agent, and there shall be no other registrations with respect to the Airframe or either Engine, which remain effective, with the International Registry, and (iii) the Financing Statements with respect to the Estate shall have been duly filed (or shall be in the process of being so duly filed) in the appropriate jurisdiction.

(j)            No action or proceeding shall have been instituted, nor shall any action be threatened in writing, before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

(k)           The representations and warranties in Sections 3.1 and 3.2 shall be true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date but then as of such earlier date).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1.           Events of Default.  Each of the following events shall constitute an “Event of Default,” and, to the extent the Cape Town Convention is applicable, shall be the circumstances that shall constitute a “default” as referred to in Article 17(1) of the Consolidated Text, in each case whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           The Borrower shall fail to make any payment of principal of the Loan or Prepayment Fee on the due date thereof or the Borrower shall fail to make any payment of interest on the loan within two (2) days after the due date thereof; or

(b)           The Borrower shall fail to pay any other amount payable hereunder or under any other Transaction Document when due and such failure shall continue for a period of five (5) Business Days after receipt by the Borrower of written notice that such payment is overdue given to the Borrower by the Security Agent, the Administrative Agent or any Lender; or

(c)           Any representation or warranty made by the Borrower herein or in any other Transaction Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate or other document (other than financial statements and other documents, including exhibits, filed with the SEC) prepared by the Borrower and furnished pursuant to or in connection with this Agreement or any other Transaction Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been untrue in any material respect when made or deemed made; or

(d)           The Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and such failure shall remain unremedied for a period of thirty (30) days after the earlier of (i) Actual Knowledge of the Borrower or (ii) written notice thereof is given to the Borrower by the Administrative Agent or any Lender; provided, however, that if Borrower shall be diligently undertaking to cure any such failure which as it relates to maintenance, service, repair or overhaul of the Aircraft, the Engines or Parts and, notwithstanding the diligence of Borrower in attempting to cure such failure, such failure is not cured within said thirty-day period but is curable with future due diligence, there shall exist no Event of Default under this Section 7.1 so long as Borrower is proceeding with due diligence to cure such failure and such failure is remedied not later than ninety (90) days after such original failure; or

(e)           The Borrower shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of substantially all of its property, or the Borrower shall admit in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or the Borrower shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time), or the Borrower shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations (as in effect at such time) or the Borrower’s board of directors shall adopt a resolution authorizing any of the foregoing; or

(f)            An order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Borrower, a receiver, trustee or liquidator of the Borrower or of substantially all of its property, or substantially all of the property of the Borrower shall be sequestered, and any such order, judgment or decree of appointment or sequestration shall remain in force undismissed, unstayed and unvacated for a period of sixty (60) days after the date of entry thereof; or a petition against the Borrower in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations which may apply to the Borrower, any court of competent jurisdiction assumes jurisdiction, custody or control of the Borrower or of substantially all of its property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of sixty (60) days; or

(g)           The Borrower shall fail to carry and maintain, or cause to be carried and maintained, insurance on and in respect of the Aircraft or any Engine in accordance with the provisions of Article VII of the Security Agreement; or

(h)           The Borrower shall cease to be a U.S. Air Carrier; or

(i)            The Security Agreement shall for any reason cease to be a valid first priority perfected security interest (subject to Permitted Liens) in favor of the Security Agent in the Borrower’s right, title and interest in and to the Aircraft under the laws of the United States of America (assuming the Aircraft is registered with the FAA) and, if the Aircraft is subject to a lease to a lessee domiciled in any other jurisdiction, such jurisdiction.

then, if an Event of Default referred to in clause (e) or (f) of this Section 7.1 shall have occurred and be continuing, (x) the principal of the Loan then outstanding, together with interest accrued but unpaid thereon, LIBOR Breakage Costs and all other amounts owing to the Security Agent, the Administrative Agent and any Lender hereunder or under any other Transaction Document, shall immediately and without further act become due and payable, and (y) the Commitments shall automatically terminate, in each case without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower and, if any other Event of Default shall have occurred and be continuing, then the Administrative Agent shall, upon request of the Required Lenders, by notice to the Borrower, terminate the Commitments and declare the unpaid principal of the Loans then outstanding, together with interest accrued but unpaid thereon, LIBOR Breakage Costs and all other amounts due to the Security Agent, the Administrative Agent and any Lender hereunder or under any other Transaction Document, to be forthwith due and payable, whereupon the Commitments shall terminate and the Loans, all such interest and all other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower.  In addition to any other remedies available to the Security Agent, the Administrative Agent and the Lenders under the Transaction Documents or at law or otherwise, if an Event of Default shall have occurred and so long as the same shall be continuing unremedied, then and in every such case the Security Agent may exercise any or all of the rights and powers and pursue any and all of the remedies set forth in the Security Agreement.

ARTICLE VIII

THE SECURITY AGENT AND THE ADMINISTRATIVE AGENT

Section 8.1.           Appointment and Authorization.  (a)  Each Lender hereby irrevocably designates and appoints C.I.T. Leasing Corporation as the “Administrative Agent” and C.I.T. Leasing Corporation as the “Security Agent” (collectively, the “Agents”) under the Transaction Documents and authorizes each Agent to take such actions and to exercise such powers as are delegated to it thereby and to exercise such other powers as are reasonably incidental thereto.  Neither Agent shall have any duties other than those expressly set forth in a Transaction Document or any fiduciary relationship with any Lender, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against either Agent.  Neither Agent assumes, nor shall either Agent be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower.  Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall either Agent ever be required to take any action which exposes it to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

(b)           The provisions of Articles X and XI of the Security Agreement are agreed by the Lenders to set forth the duties and responsibilities, and limitations of liability, of the Security Agent under the Security Agreement.

Section 8.2.           Delegation of Duties.  Each of the Agents may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 8.3.           Exculpatory Provisions.  Neither Agent and none of their respective directors, officers, agents or employees shall be liable to any Lender for any action taken or omitted (i) with the consent or at the direction of the Required Lenders or (ii) in the absence of such Agent’s gross negligence or willful misconduct.  Neither Agent shall be responsible to any Lender or other Person for (a) any recitals, representations, warranties or other statements made by the Borrower or any of its Affiliates, (b) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (c) any failure of the Borrower or any of its Affiliates to perform any obligation or (d) the satisfaction of any condition specified in Article VI.  Neither Agent shall have any obligation to any Lender to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Borrower or any of its Affiliates.

Section 8.4.           Reliance by Agents.  As between either Agent and the Lenders, each of the Agents shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Affiliates), independent accountants and other experts selected by such Agent.  Each of the Agents shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Lenders, and assurance of its indemnification, as it deems appropriate.  Subject to Section 9.1, neither Agent shall effect any waiver or grant any consent or make any determination (except as provided in Section 1.5(a)) without the direction of the Required Lenders.

Section 8.5.           Notice of Events of Default.  Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default unless it has received notice from any Lender or the Borrower stating that a Potential Default has occurred hereunder and describing such Potential Default.  Promptly upon receiving notice of the occurrence of any Potential Default, the relevant Agent shall notify each Lender and the other Agent of such occurrence.  The Agents shall take such action concerning a Potential Default as may be directed by the Required Lenders (or, if required for such action, all of the Lenders), but until an Agent receives such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as such Agent deems advisable and in the best interests of the Lenders.

Section 8.6.           Non-Reliance on Agents and Other Lenders; Lender Representations.  Each Lender expressly acknowledges that neither Agent and none of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of the Borrower or any of its Affiliates, shall be deemed to constitute any representation or warranty by such Agent.  Each Lender represents and warrants to each of the Agents that, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, neither Agent shall have any duty or responsibility to provide any Lender with any information concerning the Borrower or any of its Affiliates that comes into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.7.           Agents and Affiliates.  Each of the Agents and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Affiliates and, in its role as a Lender, C.I.T. Leasing Corporation may exercise or refrain from exercising its rights and powers as if it were not Administrative Agent or Security Agent.

Section 8.8.           Indemnification.  Each Lender shall indemnify and hold harmless each of the Agents and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably in accordance with its Percentage Share (or, after the Commitments have been terminated, its Ratable Share) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not such Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against such Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of such Agent or such Person as finally determined by a court of competent jurisdiction).

Section 8.9.           Successor Agents.  (a)  The Security Agent may resign or be removed and shall be replaced in accordance with the terms of Article XIII of the Security Agreement.

(b)           Each Agent may, upon at least thirty (30) days notice to the Borrower, the other Agent and each Lender, resign its position as an Agent.  Such resignation shall not become effective until a successor Agent acceptable to the Borrower is appointed by the Required Lenders and has accepted such appointment.  Upon such acceptance of its appointment as an Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article V and this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

ARTICLE IX

MISCELLANEOUS

Section 9.1.           Amendments.  Neither this Agreement nor any other Transaction Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender affected thereby, (i) extend the final scheduled maturity of the Loan or any Note, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof, (ii) increase the Commitment of any Lender, (iii) release any part of the Estate (except as expressly provided in the Security Agreement), (iv) amend, modify or waive any provision of this Section 9.1, (v) reduce the percentage specified in the definition of Required Lenders, (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (vii) impair any indemnity under a Transaction Document in favor of such Lender; provided, further, that no such change, waiver, discharge or termination shall without the consent of the relevant Agent, amend, modify or waive any provision of Article VIII as same applies to either the Security Agent or the Administrative Agent or any other provision as same relates to the rights or obligations of such Agent.

Section 9.2.           Notices.  Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by facsimile communication), given to the appropriate Person at its address or facsimile number set forth on the signature pages hereof, or at such other address or facsimile number as such Person may specify, and effective when received at the address specified by such Person.  The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Security Agent, the consent of each Person to which the Security Agent is required to forward such notice.

Section 9.3.           Costs and Expenses.  The Borrower agrees to pay promptly after receipt of reasonably detailed invoices, all reasonable and actual costs and expenses of the Original Lender, the Security Agent and the Administrative Agent in connection with the preparation, execution and delivery of the Transaction Documents (whether or not any such Transaction Document is entered into), including, without limitation the reasonable fees and expenses of (a) Holland & Knight LLP, special counsel to the Lenders and the Agents (provided that the Borrower shall not be obligated to pay any amount in excess of $75,000 respecting such counsel’s fees) and (b) FAA counsel.  The Borrower further agrees to pay on demand all reasonable and actual costs and expenses of the Agents, if any (including, without limitation, reasonable counsel fees and expenses for one counsel), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Transaction Documents after the occurrence of a Potential Default or an Event of Default.  The Borrower shall pay all reasonable and actual costs and expenses of the Agents (including, without limitation, reasonable counsel fees and expenses for one counsel) incurred after the Closing in connection with any supplements or amendments of the Transaction Documents (including, without limitation, any related recording and registration costs) which are (x) requested by the Borrower, or (y) necessary or required to effectuate the intent of the Transaction Documents or waivers or consents requested by the Borrower

Section 9.4.           Certain Agreements.  Each Lender and each of the Security Agent and the Administrative Agent agrees as to itself with the Borrower that, so long as no Event of Default shall have occurred and be continuing, such person shall not (and shall not permit any Affiliate or other person claiming by, through or under it to) take or cause to be taken any action contrary to the Borrower’s right to quiet enjoyment of the Estate, and to possess, use, retain and control the Estate and all revenues, income and profits derived therefrom without hindrance.

Section 9.5.           Entire Agreement.  The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof.  Any previous agreements, whether written or oral, concerning such matters are superseded thereby.

Section 9.6.           Cumulative Rights and Severability.  All rights and remedies of the Lenders, the Security Agent and the Administrative Agent hereunder and under any other Transaction Document shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise.  To the fullest extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.7.           Waivers.  No failure or delay of any party hereto in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.  Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given.  After any waiver, each of the Borrower, the Lenders and, the Security Agent and the Administrative Agent shall be restored to its former position and rights and any Potential Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Default.

Section 9.8.           Successors and Assigns; Participations; Assignments.

(a)           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as otherwise provided herein, the Borrower may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Security Agent and the Administrative Agent and each of the Lenders.

(b)           Participations.  Any Lender may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Lender hereunder.  Such Lender shall remain solely responsible for performing its obligations hereunder, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder.  Each Participant shall be entitled to the benefits of Article V; provided that (x) such Participant shall not be entitled to any greater benefit under Article V than the Lender that sold the participating interest to the Participant would have been entitled to thereunder, (y) the Borrower shall not be liable for the payment of amounts under Article V in respect of the same event, condition or circumstance to both the Lender that sold the participating interest to the Participant and the Participant, and (z) no Participant shall be entitled to any benefit thereunder unless it shall perform such obligations as are imposed on the Lenders under Article V.  Any claim by such Participant shall be derivative through the Lender that sold the participating interest to it and no Participant shall have any direct rights as to the Borrower or otherwise in respect of the Secured Obligations.  A Lender shall not agreewith a Participant to restrict such Lender’s right to agree to any amendment, waiver or modification hereto, except amendments described in the proviso to Section 9.1.

(c)           Assignments.  Notwithstanding the foregoing, any Lender may assign all or a portion of its Commitment and its outstanding Notes to a Qualified Affiliate of such Lender or assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate face amount of Notes and of such Commitment (and related Secured Obligations) to one or more Eligible Assignees, each of which assignees referred to in this Section 9.8(c) shall become a party to this Agreement as a Lender by execution of a supplement hereto in the form of Exhibit F (a “Transfer Supplement”) hereto, provided that such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register pursuant to Section 9.8(d) hereof.  To the extent of any assignment pursuant to this Section 9.8(c) (other than an assignment to a Qualified Affiliate pursuant to the preceding sentence), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment.  At the time of each assignment pursuant to this Section 9.8(c) to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the Internal Revenue Service forms (and, if applicable, a Certificate re Non-Bank Status) required by Section 5.3 (c)(i).

(d)           Note Register.  The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 9.8(d), to maintain a register (the “Note Register”) on which it will record the registered holder of the Notes and the registration of transfers of Notes made pursuant to and in accordance with Section 9.8(c).  The Note Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice, and the Administrative Agent shall, reasonably promptly after (a) any person becomes a Lender after the date hereof and (b) any Lender alters or modifies its name or address, notify the Borrower of and deliver to the Borrower a written update of the names and addresses of all Lenders.  Failure to make any such recordation or any error in such recordation shall not affect the Borrower’s obligations in respect of the Loan Amount of any Lender.  With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, the Loan Amount made pursuant to such Commitment shall not be effective until such transfer is recorded on the Note Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loan Amount and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loan Amount shall remain owing to the transferor.  The registration of assignment or transfer of all or part of the Commitment and the Loan Amount shall be recorded by the Administrative Agent on the Note Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Transfer Supplement.  Coincident with the delivery of such a Transfer Supplement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan Amount, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Notes evidencing such Loan Amount, and thereupon one or more new Notes of the same series of Notes in the same aggregate principal amount shall be issued by the Borrower to the assigning or transferor Lender and/or the new Lender, as appropriate to reflect such assignment.

Section 9.9.           Confidentiality.  None of the Security Agent, the Administrative Agent or any Lender shall disclose any nonpublic information relating to the Borrower (provided to it by the Borrower) or any Transaction Document to any other Person without the consent of the Borrower, other than (a) to such Agent’s or Lender’s Affiliates and its officers, directors, employees, agents and advisors and, as contemplated by Section 9.8, to actual or prospective assignees and participants, and then, in all such cases, only with an undertaking by the party to whom such information is disclosed to keep such information confidential, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking, and (d) to the extent reasonably necessary in connection with any dispute related to, or enforcement of, the Transaction Documents.

Section 9.10.        Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument..

Section 9.11.                         Governing Law; Submission to Jurisdiction; Venue.

(a)           THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICT OF LAWS THAT MIGHT APPLY THE LAWS OF ANY OTHER JURISDICTION.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, or for recognition or enforcement of any judgment, and each of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or the other Transaction Documents against any other party hereto, or such party’s properties, in the courts of any jurisdiction.  Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address specified pursuant to Section 9.2, such service to become effective thirty (30) days after such mailing.

(b)           Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.12.        Waiver of Trial by Jury.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.13.        Headings   The headings of the various Articles and Sections herein and in the table of contents hereto are for the convenience of reference only and shall not define or limit any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement [28139] to be executed and delivered by their duly authorized officers as of the date hereof.

C.I.T. LEASING CORPORATION,
as Administrative Agent

By:
Name: Kathleen Park
Title: Vice President

Address: 300 South Grand Avenue
Los Angeles, CA 90071

Attention: Kathleen Park
Telephone: 213-613-2532
Facsimile: 213-613-3566

With a copy to:

C.I.T. Leasing Corporation
11 West 42nd Street, 12th Floor
New York, NY 10036

Attention: Chief Counsel
Telephone: 212-461-5504
Facsimile: 212-461-5402

C.I.T. LEASING CORPORATION,
as Security Agent

By:
Name: Kathleen Park
Title: Vice President

Address: 300 South Grand Avenue
Los Angeles, CA 90071

Attention: Kathleen Park
Telephone: 213-613-2532
Facsimile: 213-613-3566

With a copy to:

C.I.T. Leasing Corporation
11 West 42nd Street, 12th Floor
New York, NY 10036

Attention: Chief Counsel
Telephone: 212-461-5504
Facsimile: 212-461-5402

HAWAIIAN AIRLINES, INC.,
as Borrower

By:
Name:
Title:

By:
Name:
Title:

Address: 3375 Koapaka Street
Honolulu, HI 96819

Attention: Executive Vice President, Chief
Financial Officer and Treasurer

Telephone: 808-835-3030
Facsimile: 808-835-3699

With a copy to:

Orrick, Herrington & Sutcliffe LLP
777 S. Figueroa Street, Suite 3200
Los Angeles, CA 90017

Attention: Ronald W. Goldberg
Telephone: 213-629-2020
Facsimile: 213-612 2499

C.I.T. LEASING CORPORATION,
as Original Lender

By:
Name: Kathleen Park
Title: Vice President

Address: 300 South Grand Avenue
Los Angeles, CA 90071

Attention: Kathleen Park
Telephone: 213-613-2532
Facsimile: 213-613-3566

With a copy to:

C.I.T. Leasing Corporation
11 West 42nd Street, 12th Floor
New York, NY 10036

Attention: Chief Counsel
Telephone: 212-461-5504
Facsimile: 212-461-5402